QuoteMedia, Inc. 17100 Shea Blvd. Suite 230 Fountain Hills, AZ, 85268 Tel 480.905.7311 Fax 480.905.7207 www.quotemedia.com

May 8, 2003

Mr. Dave Shworan
Suite 202 – 166 Corfield St.
Parksville, BC V6P 2H5

Dear Dave:

This letter, and the Revised Schedule “A” attached to it, will serve as an addendum to the Employment Contract, dated November 13, 2002, (“Original Agreement”) between yourself and QuoteMedia, Inc. (formerly QuoteMedia.com Inc.), a copy of which is also attached.

As a result of both parties to the agreement now having an improved view of the challenges you are required to face and overcome, it is agreed that the following changes and additions are warranted to be made to the agreement effective May 8, 2003, unless otherwise specifically stated.

The following sections supersede or supplement those of the similar index number in the Original Agreement:

3. Remuneration:

Salary to be paid for your position will be determined and will be accrued from June 1, 2003 onward. The salary level will be agreed by the Board of Directors and you at the earliest date possible.

4. Signing Bonus:

An additional 5 million warrants may be awarded to you, with an expiry date of 5 years. 2 million of these will vest on the date that we mutually agree upon your salary but only if the agreement is reached not later than June 30, 2003. 3 million of these will be awarded and vest upon achievement of the performance thresholds specified in Revised Schedule “A”. These warrants will be “Restricted” to being exercised only in the event that there is adequate “free” authorized stock (not issued nor subject to purchase under outstanding option or warrant agreements) available to cover the stock purchase rights of these warrants, and still allow room for the raising of additional capital by the company, if required, in an emergency.

6. Performance Award:

The company will issue you warrants as per Revised Schedule “A”, attached to this letter, exercisable for 5 years from the date of issue, at the strike prices indicated on the schedule. These warrants will vest upon the achievement of the performance thresholds set forth in Revised Schedule “A”. These warrants will be issued as per the standard company policy of “net exercisable” pricing. This warrant award will be subject to the section on “Retractable Warrants” included in the Original Agreement.

11. Special Vesting conditions:

If the Company successfully sells or undergoes a takeover for $0.75 or more per share (fully diluted), or if its stock market per share trading price reaches and stays at $1.00 or greater for at least 3 months, you will be vested with all outstanding warrants not yet vested with you according to the performance chart in Revised Schedule “A”.

Additional Provisions:

It has also been agreed that, as soon as practicable and possible, a bonus pool of 2million warrants will be established, which will be available at the lowest possible strike prices, and under your sole authority, to award to deserving employees and key staff.

The Revised Schedule “A” attached to this letter replaces Schedule “A” attached to the Original Agreement in its entirety.

Please signify your agreement with and acceptance of these revisions by signing below.

Sincerely, QuoteMedia, Inc.
By: /s/ Robert J. Thompson

Robert J. Thompson Chairman of the Board

The revisions to my Employment Contract with QuoteMedia, Inc. are agreed to and accepted this 8th day of May 2003.

By: /s/ David M. Shworan

David M. Shworan
President

Revised Schedule “A”

For Amended Employment Agreement

Monthly Net Revenue Targets (1)	Unrestricted Warrants Awarded (millions)	Restricted Warrants Awarded (millions)

$ 40,000	3	0
60,000	1	1
100,000	1	1
200,000	1	1

Share Price Targets (2)	Unrestricted Warrants Awarded (millions)

$ 0.25/ share	1
0.35/ share	1
0.50/ share	3
0.75/ share	5

Note (1)

•	Net Revenue is defined as Gross Revenue less user exchange fees.
•	All amounts are expressed in U.S. dollars.
•	All award levels are based on sustaining an average of the target level over a three-month period. The award will not vest until a three-month average of the target level is achieved.
•	Unrestricted warrants carry an exercise price of $ 0.05 as per employment agreement dated Nov 13, 2002.
•	Restricted warrants carry an exercise price of $ 0.075 as per amended employment agreement dated May 8, 2003.
•	“Restricted” warrants are warrants that can only be exercised in the event that there is adequate “free” authorized stock (not issued nor subject to purchase under outstanding option or warrant agreements) available to cover the stock purchase rights of these warrants, and still allow room for the raising of additional capital by the company, if required, in an emergency

Note (2)

•	Share price levels are as per the closing price of QuoteMedia’s stock each day.
•	All amounts are expressed in U.S. dollars.
•	All award levels are based on sustaining an average of the target level over a one-month period. The award will not vest until a one-month average of a target level is achieved.